[Arendt & Medernach Letterhead]
Exhibit (5)(b)

To:	The Procter & Gamble Company
One Procter & Gamble Plaza,
Cincinnati
Ohio 45202

Procter & Gamble International
Funding SCA
26, Boulevard Royal
L-2449 Luxembourg
Luxembourg, 6 February 2009
[our ref./ FW/LVZ/39543/#2853197]
Ladies and Gentlemen,
We are acting as legal advisers in the Grand Duchy of Luxembourg to Procter & Gamble International Funding SCA, a société en commandite par actions organized under the laws of Luxembourg (the “Company”), which has its registered office at 26, Boulevard Royal L-2449 Luxembourg and is registered with the Luxembourg trade and companies register under number B 114 825, in connection with the filing by The Procter & Gamble Company and the Company of the Company’s Registration Statement on Form S-3 (File No. 333-145938) (the “Registration Statement”) with the Securities and Exchange Commission relating to the public offering and sale of $1,000,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 8 February 2010 (the “Debt Securities”) fully and unconditionally guaranteed by The Procter & Gamble Company (the “Guarantor”). The Debt Securities will be issued pursuant to an Underwriting Agreement, dated 3 February 2009 (the “Underwriting Agreement”), which is incorporated by reference in its entirety in a pricing agreement, dated 3 February 2009, among the Company, the Guarantor and the underwriters named therein. The Debt Securities will be issued under an Indenture dated as of 6 July 2007, among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”).
All capitalized terms not otherwise defined herein have the same meanings as defined in the Registration Statement and in the prospectus supplement and prospectus forming a part of the Registration Statement.
In rendering the opinion set forth below, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express such opinion.

According to the laws of Luxembourg to which the Company is subject and the updated articles of incorporation of the Company as at 27 December 2006, the Debt Securities have been duly authorized by the Company and, assuming receipt by the Company of payment of the issue price of such Debt Securities, such Debt Securities, when issued as provided in the Underwriting Agreement and the Indenture, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally, and shall be entitled to the benefits of the Indenture.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we hereby consent to the reference made to us under the heading “Legal Opinions” set forth in the prospectus and “Validity of the Notes” in the prospectus supplement, each forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Yours faithfully,

/s/ François Warken Arendt & Medernach
François Warken